EXHIBIT 99.1

VERISIGN PRICES $1.1 BILLION 3.25% JUNIOR SUBORDINATED

CONVERTIBLE DEBENTURES

MOUNTAIN VIEW, CA – August 14, 2007 – VeriSign, Inc. (Nasdaq: VRSN), today announced that it has priced $1.1 billion of 3.25% junior subordinated convertible debentures due in 2037. The debentures will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close August 20, 2007.

The debentures will be initially convertible, subject to certain conditions, into shares of VeriSign’s common stock at a conversion rate of 29.0968 shares of common stock per $1,000 principal amount of debentures. This represents an initial effective conversion price of approximately $34.3680 per share. This initial conversion price represents a premium of 20% to the closing price of VeriSign’s common stock on August 14th, which was $28.64 per share.

VeriSign intends to use the net proceeds of the offering of the debentures to repurchase shares of its common stock through an accelerated share repurchase program, from institutional investors in negotiated transactions and in open market transactions. In connection with hedging its position with respect to the accelerated share repurchase program, the counterparty to such transaction or its affiliate expects to purchase shares of VeriSign common stock concurrently with, or shortly after the offering of the debentures and expects to purchase or sell shares of VeriSign common stock in secondary market transactions during the term of the accelerated share repurchase program. VeriSign intends to use any remaining net proceeds for general corporate purposes.

If the initial purchaser exercises its overallotment option, VeriSign may use the additional net proceeds to repurchase additional shares of its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risk and uncertainties include, but are not limited to, whether or not VeriSign consummates the offering and the fact that the anticipated use of the proceeds of the offering could change as a result of market conditions or for other reasons.